Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Omniture, Inc.:
     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Omniture, Inc. pertaining to the 2006 Equity Incentive Plan, 2006 Employee Stock Purchase Plan, The Touch Clarity Limited Enterprise Management Incentives, Share Option Plan 2002, and Touch Clarity Limited 2006 U.S. Stock Plan, of our report dated March 27, 2006 (except for Note 10, as to which the date is March 29, 2006, and paragraph 5 of Note 1, as to which the date is June 20, 2006) with respect to the consolidated financial statements of Omniture, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in its Registration Statement (Form S-1 No. 333-132987) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
March 15, 2007